Exhibit 3.13

MC-212090

Certificate of Incorporation

I, D. EVADNE EBANKS Assistant Registrar of Companies of the Cayman Islands DO HEREBY CERTIFY, pursuant to the Companies Law CAP. 22, that all requirements of the said Law in respect of registration were complied with by

Sapphire Driller Company

an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 9th day of June Two Thousand Eight

Given under my hand and Seal at George Town in the

Island of Grand Cayman this 9th day of June

Two Thousand Eight

CERTIFIED TO BE A TRUE AND CORRECT COPY

(SGD. D. EVADNE EBANKS)
Sig.	/s/ D. Evadne Ebanks
	D. Evadne Ebanks		[seal of registrar]
Assistant Registrar
Assistant Registrar of Companies,
Date	09 June 2008	Cayman Islands